Media contact: Greg Clock (713) 877-3993
                          Investor contacts: Stirling D. Pack Jr. (713) 877-6924
                                                   Sandra M. Ryan (713) 877-7440


                 Coastal Reports Record Second Quarter Earnings
                           From Continuing Operations

HOUSTON, July 22, 1999 -- The Coastal Corporation today reported record second quarter earnings from continuing operations of $93.3 million, or 43 cents per share (assuming dilution), versus comparable earnings of $91.5 million, or 42 cents per share.

     Commenting on the results, David A. Arledge, chairman and chief executive officer, The Coastal Corporation, said: "Earnings for the quarter reflect the strength of Coastal's diversity and integrated strategy. Our Natural Gas business delivered a solid, consistent performance and our Power business benefited from a 34 percent increase in its operating capacity. This resulted in a substantial earnings increase from the combined operations, which included offsetting one-time items in the 1998 quarter. Refining, Marketing and Chemicals produced lower earnings for the quarter, but results were very respectable considering that second quarter refining margins were the lowest in recent history. Our long-standing objective of operating these businesses profitably in periods of low refining margins was put to the test this quarter when margins fell to 15-year lows. Our success in this environment is a direct result of operating improvements implemented over the past few years."

     Arledge continued: "Exploration and Production (E&P) earnings were down from 1998, reflecting lower natural gas prices together with lower crude oil production. However, earlier price weakness in crude oil and natural gas has resulted in valuable properties being made available at very attractive prices. Coastal has taken advantage of this excellent market for acquisitions by recently completing several transactions in our core areas of operation. In recognition of price improvements which began earlier in the quarter, we increased our annual E&P capital budget by $290 million, or 49 percent, to accommodate further acquisitions and accelerate development drilling.

     "We now are targeting a 30 percent increase in our natural gas production over that of last year, up from our previous 20 percent goal, and expect to repeat that 30 percent increase again in 2000. Our acquisition strategy is designed to enable us to achieve these increases with nominal exploration risk.

     "With recent improvements in energy prices and refining margins, we remain on track to achieve our goal of double-digit earnings growth for the year," Arledge concluded.

     Coastal's net earnings for the 1999 second quarter were $93.3 million, or 43 cents per share, versus $94.6 million, or 43 cents per share, for the second quarter of 1998. Net earnings for the first half of 1999 were $227.8 million, or $1.05 per share, versus $217.5 million, or 98 cents per share, in the 1998 first half. The 1998 second quarter and first half included net earnings of $3.1 million and $1.2 million, respectively, relating to discontinued operations.

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


     Coastal's overall earnings before interest and income taxes (EBIT) for the second quarter of 1999 were $208.7 million compared with $204.0 million for the same period in 1998. For the first half of 1999, EBIT increased to $477.7 million, compared with $467.3 million for the 1998 period.

                                  Natural Gas

     Second quarter 1999 EBIT for the Natural Gas segment was $115.5 million, compared with $99.6 million for the same period in 1998. The 1998 second quarter results reflect a one-time charge of $14.6 million related primarily to the default on delivery obligations by a supplier of electricity to Engage Energy, the Company's joint venture marketing subsidiary.

     In June, Coastal announced that it had acquired the Bluebell and Altonah natural gas gathering systems and processing plants in northeastern Utah. Also in June, Coastal increased its interests in a natural gas processing plant, natural gas pipeline and other assets located in the Mobile Bay area of Alabama.

     During the quarter, construction continued on the 1,900-mile Alliance Pipeline, which will deliver 1.3 billion cubic feet (Bcf) of natural gas per day from Western Canada into the Chicago market hub. Coastal has a 14.4 percent interest in Alliance, as well as the Aux Sable natural gas processing facility which will process the gas transported through Alliance. Coastal also made progress in developing its proposed Gulfstream Natural Gas System, a major 700-mile pipeline project originating near Mobile, Alabama, and designed to serve growing Florida energy markets.

     Six-month EBIT for the Natural Gas segment was $302.4 million compared with $293.4 million for the same period in 1998. Year-to-date results in 1998 included a net benefit related to the final settlement of the rate case at Coastal's ANR Pipeline Company.

     Throughput for Coastal's regulated pipeline subsidiaries was 1,054.2 Bcf for the first six months of 1999 compared with 1,119.6 Bcf for the 1998 period.

                        Refining, Marketing and Chemicals

     Second quarter 1999 EBIT for the Refining, Marketing and Chemicals segment was $63.7 million compared to $70.0 million in the 1998 quarter. A $33.9 million improvement in marketing and trading operations offset much of the adverse impact of weak refining margins. Chemical margins continued at depressed levels, as Asian economies remained in poor condition despite some early signs of recovery.

     Year-to-date 1999 segment EBIT was $133.3 million, versus $117.6 million for the 1998 period. Crude throughput at Coastal's refineries averaged 460,100 barrels per day (bpd) for the first half of 1999 versus 419,600 bpd in the 1998 period. Increased throughput is the result of earlier successful turnarounds and operational enhancements at the Company's refineries. Work is currently underway to add a second coker to the Aruba facility. When completed in 2000, the refinery capacity will be 280,000 bpd, an increase of 55,000 bpd. Sales of refined products during the first half of 1999, including products purchased from others, averaged 846,000 bpd, compared with 835,000 bpd for the same period in 1998.

                           Exploration and Production

     Exploration and Production EBIT in the second quarter of 1999 was $24.1 million compared to $30.3 million for the 1998 quarter. Increased natural gas production and higher prices for crude oil and condensate were

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



more than offset by decreased natural gas prices and reduced crude oil and condensate production. The decline in crude oil and condensate production reflects the Company's strong emphasis on natural gas production.

     Prices realized for natural gas in the second quarter of 1999 were $2.01 per thousand cubic feet (Mcf) versus $2.04 per Mcf in last year's second quarter. Crude oil and condensate prices in the second quarter of 1999 were $14.80 per barrel compared with $11.46 per barrel in the second quarter of 1998. Including hedging activities, 1999 second quarter prices were $1.87 per Mcf for natural gas and $13.04 per barrel for crude oil and condensate.

     Natural gas production averaged 558.3 million cubic feet per day (MMcf/d) for the second quarter of 1999, and had reached 650 MMcf/d by mid-July 1999 due to acquisitions and increased drilling activity. Comparable second quarter 1998 production was 525.7 MMcf/d. Second quarter net production of crude oil and condensate in 1999 was 10,475 bpd compared with 18,063 bpd produced during the second quarter of last year.

     In May, Coastal announced completion of two sizable natural gas property acquisitions in the Gulf of Mexico and South Texas. Together, these acquisitions added approximately 37 MMcf/d of gas production. Both acquisitions have significant development potential. In July, the Company announced the acquisition of 24,000 net developed and undeveloped acres plus gathering and processing assets as part of its integrated natural gas strategy in the Rockies. Coastal is continuing to pursue acquisitions in South Texas, the Rockies and the Gulf of Mexico.

     Exploration and Production EBIT for the first half of 1999 was $35.5 million compared to $55.8 million for the 1998 period. Benefits from increased natural gas production were more than offset by lower crude oil and condensate production and lower realized prices.

     The year-to-date price for natural gas in 1999 was $1.80 per Mcf ($1.74 per Mcf after hedging) versus $2.03 per Mcf for the first six months of 1998. The crude oil and condensate price for the first half of 1999 was $12.55 per barrel ($11.69 per barrel after hedging) versus $12.40 per barrel for the first six months of 1998.

     Natural gas production for the first half of 1999 was 543.9 MMcf/d versus
507.8 MMcf/d during the first half of 1998. Net crude oil and condensate production for the first half of 1999 was 10,749 bpd versus 16,670 bpd for the first half of 1998. Coastal participated in drilling 92.6 net wells during the first half of 1999 compared with 115.5 during the 1998 period. The decrease in 1999 first-half drilling activity resulted from a reduction in the Company's initial 1999 drilling budget due to earlier low natural gas and crude oil prices.

                                     Power

     Second quarter 1999 EBIT for Coastal's Power segment was $24.8 million compared with $25.8 million for the same period last year. The 1998 period included a $13.6 million benefit related to the restructuring of power purchase agreements for the Company's Fulton, New York, plant. Second quarter 1999 earnings reflect profits from four newly acquired or constructed plants since the 1998 period and improved operations at existing facilities.

     During the quarter, Coastal announced that it will build a 265-megawatt power plant in Colorado. The Company will own and operate the plant and has entered into a power purchase agreement with Public Service Company of Colorado. The Company also announced that, with a partner, it had been awarded the winning bid to acquire an interest in Itabo Generation Company in the Dominican Republic. Closing of the Itabo acquisition is expected to occur within the next thirty days.

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


     For the first six months of 1999, EBIT for the Power segment was $43.7 million compared with $37.4 million for the 1998 period. Coastal's net generating capacity in operation on June 30, 1999 was 1,007.9 megawatts, up 34 percent from 751.2 megawatts on June 30, 1998.

     Coastal continues to pursue growth in the power industry with particular emphasis on the domestic market, where there are numerous opportunities to expand along its extensive natural gas systems, strengthening the Company's overall operations. The Company is also actively pursuing specific international projects with a focus on geographic areas where there are opportunities for integration with Coastal's fuel supply and logistics capabilities.

                                      Coal

     Second quarter 1999 EBIT for the Company's Coal segment was $2.6 million compared with $4.5 million for the 1998 period. Year-to-date 1999 EBIT was $6.9 million compared with $7.3 million for the first six months of 1998.

     Coal sales from subsidiary-owned mines were 4.4 million tons for the first six months of 1999 compared with 3.9 million tons for the 1998 period.

     The Coastal Corporation (NYSE:CGP) is a Houston-based energy holding company with consolidated assets of more than $12 billion and subsidiary operations in natural gas transmission, storage, gathering/processing and marketing; oil and gas exploration and production; petroleum refining, marketing and distribution; chemicals; power production; and coal. Coastal's address on the World Wide Web is www.coastalcorp.com.



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


THE COASTAL CORPORATION AND SUBSIDIARIES

                                                                      (millions except per share)
                                                           Three Months                          Six Months
                                                           ------------                          ----------
PERIODS ENDED JUNE 30                                1999             1998                  1999               1998
---------------------                                ----             ----                  ----               ----
                                                                  (restated)(a)                            (restated)(a)

Operating revenues                                 $ 1,892.1         $ 1,924.4           $  3,601.7        $  3,880.9
Operating and general expenses
  Purchases                                          1,184.3           1,176.8              2,130.2           2,363.2
  Operating and general expenses                       413.1             427.1                824.5             849.2
  Depreciation, depletion and amortization             115.8             116.7                224.4             223.7
                                                   ---------         ---------           ----------        ----------
                                                     1,713.2           1,720.6              3,179.1           3,436.1
                                                   ---------         ---------           ----------        ----------

Other income - net                                      29.8                .2                 55.1              22.5
                                                   ---------         ---------           ----------        ----------
Earnings before interest and income taxes              208.7             204.0                477.7             467.3
                                                   ---------         ---------           ----------        ----------
Interest and debt expense                               81.5              75.8                158.5             151.1
Taxes on income                                         33.9              36.7                 91.4              99.9
                                                   ---------         ---------           ----------        ----------

Earnings from continuing operations                     93.3              91.5                227.8             216.3
Earnings from discontinued operations                    -                 3.1                  -                 1.2
                                                   ---------         ---------           ----------        ----------
Net earnings                                            93.3              94.6                227.8             217.5
Dividends on preferred stock                              .1               1.6                   .2               5.9
                                                   ---------         ---------           ----------        ----------
Net earnings available
  to common stockholders                           $    93.2         $    93.0           $    227.6        $    211.6
                                                   =========         =========           ==========        ==========

Basic earnings per share
  From continuing operations                       $      .44        $      .42          $      1.07       $       .99
  Discontinued operations                                -                  .02                 -                  .01
                                                   ----------        ----------          -----------       -----------
      Net                                          $      .44        $      .44          $      1.07       $      1.00
                                                   ==========        ==========          ===========       ===========
Average common shares                                  213.2             212.5                213.0             212.4
Diluted earnings per share
  From continuing operations                       $      .43        $      .42          $      1.05       $       .98
  Discontinued operations                                -                  .01                 -                 -
                                                   ----------        ----------          -----------       -----------
      Net                                          $      .43        $      .43          $      1.05       $       .98
                                                   ==========        ==========          ===========       ===========
Diluted shares                                         217.1             216.3                216.6             216.0

Earnings (loss) before interest and
  income taxes by segment
 Natural gas                                       $   115.5         $    99.6           $    302.4        $    293.4
 Refining, marketing and chemicals                      63.7              70.0                133.3             117.6
 Exploration and production                             24.1              30.3                 35.5              55.8
 Coal                                                    2.6               4.5                  6.9               7.3
 Power                                                  24.8              25.8                 43.7              37.4
 Corporate and other                                   (22.0)            (26.2)               (44.1)            (44.2)
                                                   ---------         ---------           ----------        ----------
                                                   $   208.7         $   204.0           $    477.7        $    467.3
                                                   =========         =========           ==========        ==========

(a) Restated for investment in Trucking, which was accounted for as a discontinued operation as of December 1998.

This information includes certain forward-looking statements reflecting the Company's expectations and objectives in the near future; however, many factors that may affect the actual results, including commodity prices, market and economic conditions, industry competition, and changing regulations, are difficult to predict. Accordingly, there is no assurance that the Company's expectations will be realized.

The terms "Coastal," "Company," "we," "our," "its" and "segment" are used in this release for purposes of convenience and are intended to refer to The Coastal Corporation and/or its subsidiaries either individually or collectively, as the context may require. These references are not intended to suggest that the various Coastal companies referred to are not independent corporate entities having their separate corporate identities and management.


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